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                                                                 EXHIBIT 1(5)(d)


               ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                      Guaranteed Death Benefit Rider  (SPVUL)

This rider is a part of the contract to which it is attached.

REQUIRED PAYMENT - This Rider will take effect upon receipt by the Company of the Guaranteed Death Benefit Payment shown on Specifications Page 3.

GUARANTEED DEATH BENEFIT - The contract will not lapse while this Rider is in force. The monthly deduction will be made from the Contract Value, if nay, until the Final payment Date.

NET DEATH BENEFIT -- While this Rider is n force, the net death benefit provisions of the contract is amended by the addition of the following:

If this Rider is in effect on the Final Payment Date, a death benefit will be provided thereafter unless the Rider is terminated. The net death benefit will be the Face Amount as of the Final Payment Date or the Contract Value as of the date due poof of death is received by the Company, whichever is greater, reduced by the Outstanding Loan through the contract month in which the Insured dies. The monthly deduction will not be deducted after the Final Payment Date.

Termination -- this Rider will terminate and may not be reinstated on the fist to occur of the following:

-   Foreclosure of the Outstanding Loan; or

- A request for a partial withdrawal or preferred loan is made after the Final Payment Date; or

-   Upon your written request.

It is possible that the Contract Value will not be sufficient to keep the contract in force on the first Monthly Processing Date following the date the Rider terminated. The net amount payable to keep the contract in force will never exceed the surrender charge plus the amount required to pay three monthly deductions

                       Signed for the Company at Dover, Delaware

                /s/ Richard M. Reilly                /s/  Abigail M. Armstrong
                ---------------------               ---------------------------
                 Richard M. Reilly                     Abigail M. Armstrong
                    President                            Secretary



Form 10257-97